Exhibit 10.1

GLOBAL VISION

RE: Letter of Intent

Global Vision Holdings, Inc.

Glen Carnes

19200 Von Karman Ave.,

Suite 600

Irvine, CA 92612

September 28, 2016

Dear North Delta Hospice and Palliative Services;
c/o Raymond Vanier

Global Vision Holdings, Inc. (GVHI) welcomes the opportunity to submit a proposal to acquire the business of North Delta Hospice and Palliative Services (collectively the "Company" or "Seller") operating in Mississippi providing hospice and palliative services (the "Business"). We understand the desire to proceed expeditiously with a sale of the Business. We are prepared to move quickly on the transaction and believe we are well suited to do so. This letter summarizes our proposal.

1. Non-Binding Terms

•	Structure
o	Type of purchase: cash, asset, and licenses, with seller concessions, to be addressed in escrow and note sections.
•	Price and payment options
o	Total Amount
■	Purchase Price: $7,650,690.00
•	Methods of valuation
o	$5 million for North Delta Hospice and Palliative Services building.
■	The represented value is $7 to $7.8 million, but that the parties agree to sell it, with the business, for five-million dollars, assuming the property appraises for at or more than $6.5 million. If the property does not appraise for $6.5 million or higher, property value purchase price adjustments will need to be re-negotiated. Appraisal to be provided at Sellers expense.
■	Seller must provide, at sellers expense, a complete appraisal report by a certified healthcare appraiser for the property to confirm property value.

■	Normalized EBITDA Multiple of 3.15X. Based on an unadjusted EBITDA of $746,251.00 would equal an investment of $2,350,690.00.
■	This assumption is based on maintain current contracts, hospice licensing, existing key-employees, and referral sources.
■	$300,000.00 for 2-additional certified hospice licenses.
o	Escrow
■	Escrow hold-back will be calculated at 10% of the purchase price for the business and licenses, excluding real estate; hold-back for a term of 2-years to be released on a 1-year annual basis; one-half to be returned after the first year, the remainder, the second year.
■	This will be used to pay any claims against the company from operations prior to and after the close of the sale.
o	Seller note
■	Buyer requesting Seller to carry-back 20% of purchase price for the business and licenses.
■	Note will NOT be personally guaranteed by Buyer but will be guaranteed by publicly traded parent company (Global Vision Holdings Inc).
■	Seller note will be paid in annual installments in over 2 year term; first year the first half, the remainder the second year.
■	Note will be subordinated against any other real-estate notes.
■	8% interest for a 2-year term.

o	Working Capital
■	Target working capital to be calculated at closing: must have average monthly working capital for the previous six months to remain in operating account for continued operations.
•	Conditions for closing
o	Negotiation and execution of definitive transaction documents (asset purchase agreement, escrow, consulting agreements, etc.);
o	Receipt of adequate assurances from the applicable state Department of Health Services and the federal Centers for Medicare and Medicaid Services that the Company's licenses and provider agreements with the Medicare and Medicaid programs are in good standing and are transferable to Company;
o	Absence of material adverse changes in business;
o	Satisfactory completion of due diligence by GVHI;
o	Requirement that sellers continue to operate the company in a normal course until the close;
o	Expectation that certain defined key employees remain with the company until the close.
•	Transition after Closing
o	For the period of six months immediately following the closing of this transaction, Seller (Mr. Vallier) will actively assist in the transition of the Business to the Buyer. The specific responsibilities of this assistance will be listed in the closing documents, but within reason will likely require that:
■	Mr. Vallier be present to make in-person introductions to leading referral sources and marketing contacts;
■	Mr. Vallier be present to assist Buyer in learning about the Company's accounting, billing, and other administrative functions;
■	Mr. Vallier assist in the process of transferring the Company's licenses and provider agreements to Buyer; and
■	Mr. Vallier assist in the billing and collection of fees for services provided by the Company after the closing, until such time as Buyer is approved and able to bill and collect for services independently.
o	For the subsequent period of six months (months 7 to 12 after the closing), Mr. Vallier will be immediately available, within reason, to provide consultation to Buyer by phone, and if required, in person.
o	Mr. Vallier will not be paid a salary or consulting fee for duties performed during the transition, unless decided upon at the time of closing.
•	Indemnification
o	Seller will hold buyer harmless for anything that happened prior to close
•	Representations and warranties
o	The purchase agreement will contain representations and warranties to protect each party;
o	GVHI has prepared and delivered this LOI in principle in reliance on the understanding that Seller is not currently bound under any binding or enforceable contract or agreement with any third party concerning any transaction with respect to the Company or its Assets;
o	Seller represents that this letter and this transaction will not violate any contract, agreement, or commitment currently binding on Seller.
•	Debt
o	All debts will be paid prior to, or at, the close by the seller.
•	Non-compete, non-solicitation
o	Seller agrees not to participate in management, control, be employed by, maintain, or acquire assets/equity in a home health, hospice, or other related agency; other than NDHP, AHH, and NDMS.
o	Seller agrees not to solicit contracts, referrals, employees, etc. from clients after the close.
o	Territory: state of Mississippi.
o	Time period: 5 years
•	Due Diligence
o	Seller will permit GVHI's representatives full and complete access to inspect the business and its assets and will disclose and make available all books, agreements, papers, and records relating to the ownership and operations of the business;
o	Seller to provide audited financials including a statement of cash flows, 3-years tax returns, detailed asset list, business appraisal, and real estate appraisal;

o	Seller to provide list of key employees and management with applicable copies of their license;
o	Seller will cooperate with all reasonable requests.
•	Anticipated closing — sets target closing date, usually 90 days after signing LOI

2.	Binding Terms
•	Exclusivity
o	After signing LOI, seller will not solicit other offers for the Company or purchase equity or assets in another agency
o	Seller will notify buyer if another buyer tries to start negotiations
o	Term of exclusivity
•	90 days
•	May be extended by mutual agreement, or automatically if due diligence is proceeding toward a close.
•	Conceivable extension by mutual agreement between by Buyer and Seller.
•	Confidentiality
o	Neither party will discuss the deal with anyone, except for employees/advisors who will also be bound by confidentiality
•	Expenses
o	Each party will be responsible for paying its own expenses for advisors, attorneys, etc.
•	Governing law
o	Will change governing state to Mississippi contingent upon seller paying for appraisal.
•	Temination
o	This LOI will terminate upon the earlier of either party's written notice of termination to the other party, the closing of the transaction, or the 90-day "Term of exclusivity" described above.
•	Expiration date of LOI
o	10 business days for Parties to execute the LOI or it will expire.

Global Vision Holdings, Inc.

By: /s/ Glen Carnes, CEO   10/11/16

Name:GLEN CARNES

Title: Chairman & CEO

Agreed & Accepted By: /s/ Raymond Vallier    10/10/16

Name: Rayond Vallier

Title: CEO of North Delta Hospice and Palliative Services